As filed with the Securities and Exchange Commission on March 12, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	88-0425691
(State or other jurisdiction of	(I.R.S. Employer Identification No.
Incorporation or organization)

555 Wireless Blvd.
Hauppauge, New York	11788
(Address of principal executive offices)	(Zip code)

2019 Omnibus Incentive Plan
Employment Agreement dated as of March 4, 2020 with Richard L. Eberly
(Full title of the plan)

Richard L. Eberly
Chief Executive Officer and President
Chembio Diagnostics, Inc.
555 Wireless Blvd.
Hauppauge, New York 11788
(631) 924-1135
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
 Mark L. Johnson
Bella Zaslavsky
K&L Gates LLP
One Lincoln Street
Boston, Massachusetts 02111
(617) 261-3260

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revise financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, $0.0001 par value per share	2,633,589	$4.175	$10,995,234.08	$1,199.58
(1)
Consists of 2,400,000 shares authorized for issuance under the registrant’s 2019 Omnibus Incentive Plan and 233,589 shares authorized for issuance under the registrant’s Employment Agreement dated as of March 4, 2020 with Richard L. Eberly. In accordance with Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low prices of the registrant’s common stock as reported on the Nasdaq Capital Market on March 5, 2021.

This Registration Statement on Form S-8 is being filed by Chembio Diagnostics, Inc. (the “Company”) for the purpose of registering (a) 2,400,000 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), authorized for issuance under the 2019 Omnibus Incentive Plan of the Company and (b) 233,589 shares of Common Stock authorized for issuance under the Employment Agreement dated as of March 4, 2020 between the Company and Richard L. Eberly. Such 2019 Omnibus Incentive Plan and such Employment Agreement are referred to below as the “Plans.”

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The information required by Item 1 is included in documents sent or given by the Company to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the “Securities Act”).

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given by the Company to participants in the Plans pursuant to Rule 428(b)(1) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)
the Company’s latest annual report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that contains audited financial statements for the Company’s latest fiscal year for which such statements have been filed;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(c)
the description of the Common Stock set forth in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 11, 2021, together with any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part of this registration statement from the respective dates of the filing of such reports and other documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Ballard Spahr LLP has opined as to the legality of the shares of Common Stock being offered by this registration statement.

Item 6.	Indemnification of Directors and Officers.

The Company’s bylaws provide that it will indemnify any of its directors, officers, other employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director, officer, other employee or agent in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to service for or at the request of the Company. The Company will not indemnify a director, officer, other employee or agent if in relation to matters such director, officer, other employee or agent is adjudged in the action, suit or proceeding to not have acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company in the performance of the individual’s duties.

The Company’s bylaws also provide that it will advance expenses (including attorneys’ fees) incurred by an officer or director defending an action, suit or proceeding, upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if that officer of director is determined to not be entitled to indemnification. Such expenses incurred by other employees and agents may be paid in advance by the Company upon certain terms and conditions deemed appropriate by the board of directors of the Company.

The Company’s articles of incorporation provide that no director will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except that the director’s liability will not be eliminated or limited: (A) for acts or omissions involving intentional misconduct, fraud or a knowing violation of the law; or (B) for the payment of any distribution in violation of Nevada law.

Nevada law permits a Nevada corporation, such as the Company, to indemnify its directors and officers in certain circumstances. Specifically, Section 78.7502 of the Nevada Revised Statutes provides as follows:

“(1)
A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Nevada Revised Statutes 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

(2)
A corporation may indemnify pursuant to this subsection any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to Nevada Revised Statutes 78.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification pursuant to this section may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of any appeals taken therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(3)
Any discretionary indemnification pursuant to this section, unless ordered by a court or advanced pursuant to subsection 2 of Nevada Revised Statutes 78.751, may be made by the corporation only as authorized in each specific case upon a determination that the indemnification of a director, officer, employee or agent of a corporation is proper under the circumstances. The determination must be made by: (a) The stockholders; (b) The board of directors, by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; or (c) Independent legal counsel, in a written opinion, if: (1) A majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders; or (2) A quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained.”

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

3.1	Articles of Incorporation, as amended, of Chembio Diagnostics, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on July 29, 2010)
3.2	Amended and Restated Bylaws of Chembio Diagnostics, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on September 17, 2018)
5.1	Opinion of Ballard Spahr LLP
23.1	Consent of Ernst & Young LLP
23.2	Consent of BDO USA, LLP
23.3	Consent of Ballard Spahr LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page)
99.1	Chembio Diagnostics, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 13, 2020)
99.2
Employment Agreement, dated as of March 4, 2020 and effective as of March 16, 2020, between Chembio Diagnostics, Inc. and Richard L. Eberly (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 20, 2020)

Item 9.	Undertakings

1.	The Company hereby undertakes:

(a)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S‑8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(b)
that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hauppauge, State of New York, as of March 11, 2021.

CHEMBIO DIAGNOSTICS, INC.

/s/ Richard L. Eberly
Richard L. Eberly
Chief Executive Officer and President

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Richard L. Eberly and Neil A. Goldman, and each or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her, and in his or her name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard L. Eberly	Chief Executive Officer and President	March 11, 2021
Richard L. Eberly	(Principal Executive Officer)

/s/ Neil A. Goldman	Executive Vice President, Chief Financial Officer and Treasurer	March 11, 2021
Neil A. Goldman	(Principal Financial and Accounting Officer)

/s/ David W.K. Acheson
David W.K. Acheson	Director	March 11, 2021

/s/ David W. Bespalko
David W. Bespalko	Director	March 11, 2021

/s/ Katherine L. Davis
Katherine L. Davis	Director	March 11, 2021

/s/ Mary Lake Polan
Mary Lake Polan	Director	March 11, 2021

/s/ John G. Potthoff
John G. Potthoff	Director	March 11, 2021